[EXHIBIT 99.1 TO FORM 8-K DATED FEBRUARY 6, 1998]

                           ***FOR IMMEDIATE RELEASE***


FOR: ZIONS BANCORPORATION                            ZIONS BANCORPORATION
One South Main, Suite 1380                           Contact: Dale Gibbons
Salt Lake City, Utah                                 One South Main, Suite 1380
Harris H. Simmons                                    Salt Lake City, Utah 84111
President/Chief Executive Officer                    Tel: (801) 524-4787
                                                     January 26, 1998


           ZIONS BANCORPORATION REPORTS RECORD FOURTH QUARTER EARNINGS

Salt Lake City, Utah, January 26, 1998 - Zions Bancorporation (Nasdaq: ZION) today reported record net income of $31.4 million or $0.48 per diluted share for the quarter ended December 31, 1997. For the year, net income was $122.4 million or $1.89 per diluted share. These figures have been restated to account for the Company's merger with GB Bancorporation as a pooling-of-interests and include $1.7 million ($0.03 per share) in after-tax charges incurred during the fourth quarter related to the business combination.

Operating cash earnings for the quarter were $34.9 million or $0.54 per diluted share, an increase of 18.1% and 17.4%, respectively, over the restated $29.6 million or $0.46 per diluted share earned in the fourth quarter of 1996. For the third quarter of 1997, restated operating cash earnings were $0.51 per diluted share. Operating cash ROE for the fourth quarter was 26.5% and cash ROA was 1.41%. The Company's operating cash efficiency ratio of noninterest expense as a percentage of net interest income and noninterest income was 60.4% for the quarter compared to 58.8% for the third quarter. Operating cash earnings are earnings before the amortization of goodwill and core deposit intangible assets and merger charges. Operating cash performance ratios are determined as if goodwill and core deposit intangible assets and their associated expense and merger charges have not been recognized on the financial statements.

For 1997, restated operating cash earnings were $130.0 million or $2.01 per diluted share, an increase of 18.0% and 16.9%, respectively, over the restated $110.2 million or $1.72 per diluted




                              Exhibit 99.1, Page 1
share earned in 1996. Operating cash ROE was 25.3% and cash ROA was 1.43%. On a net income basis, ROE was 19.9% and ROA was 1.33% for 1997.

"1997 was an outstanding year for Zions and its shareholders," said Harris H. Simmons, president and chief executive officer of Zions Bancorporation. "We expanded the base of our banking operations from three states to seven and increased customer convenience by adding over 100 ATMs, more home banking options, and banking over the Internet. Our stock price was up 74% for the year." Mr. Simmons continued, "We are very excited about 1998 as we continue to enhance our core banking franchise with several pending acquisitions, commence municipal revenue bond underwriting, and become the first bank in the country to offer digital signature repository services."

At December 31, 1997, on-balance-sheet and securitized loans (excluding long-term residential first mortgages) increased 25.9% to $5.92 billion and deposits increased 33.9% to $6.85 billion over the restated balances one year ago. Excluding the $465 million in loans and $967 million in deposits from the Company's acquisitions of Aspen Bancshares, Tri-State Bank (Idaho), 31 Wells Fargo Bank branches, and Sun State Capital Corporation, which are not reflected in the year-ago balances, on-balance-sheet and securitized loans increased 16.0% and deposits were up 15.0%. For the quarter, taxable-equivalent net interest income increased 21.7% to $99.4 million, noninterest income was $39.1 million, an increase of 29.3%, and noninterest expense, excluding goodwill amortization and merger charges, was up 31.3% to $83.7 million.

The net interest margin increased to 4.39% during the fourth quarter from 4.32% during the third quarter. The margin decline from 4.91% for the fourth quarter of 1996 was primarily due to the money market investment and short term borrowing arbitrage the Company has engaged in to mitigate the cost of the $200 million in trust preferred securities issued in December 1996.

The ratio of nonperforming assets to total loans and other real estate was 0.33% at December 31, 1997 compared to 0.36% one year ago. For the year, net loan losses were 0.19% of total loans compared to 0.11% during 1996. At $80.5 million on December 31, 1997, the allowance for loan losses was six times nonperforming loans and 1.65% of total loans.

The Company completed its acquisition of Sun State Capital Corporation, the holding company of Sun State Bank, on October 17, 1997 and merged with GB Bancorporation, the holding company




                              Exhibit 99.1, Page 2
of Grossmont Bank, on November 14. Sun State Bank has been merged into Zions' subsidiary, Nevada State Bank, and Grossmont Bank is now a subsidiary of Zions Bancorporation.

On January 6, 1998, Zions merged with Vectra Banking Corporation, the holding company of Vectra Bank, and on January 23, the merger with Sky Valley Bank Corporation, the holding company of The First National Bank in Alamosa, was completed. Zions' pending mergers with Tri-State Finance Corporation, SBT Bankshares, Inc., FP Bancorp, Inc., and Routt County National Bank Corporation, the holding companies of Tri-State Bank (Colorado), State Bank and Trust of Colorado Springs, First Pacific National Bank, and First National Bank of Colorado, respectively, are anticipated to be completed by the end of the second quarter. The combined assets of these companies, which are not included in the 1997 financial statements, are approximately $1.5 billion.

Under local management teams and community identities, Zions Bancorporation operates full-service banking offices in Arizona, California, Colorado, Idaho, Nevada, New Mexico, and Utah. It also offers a comprehensive array of investment, mortgage, insurance, and electronic commerce services and is a
leader  in  providing   innovative  financing  solutions  for  small  businesses
nationwide. Investor information can be accessed via the Internet at http://www.zionsbank.com. Zions Bancorporation's common shares are traded on The Nasdaq Stock Market under the symbol "ZION".

FORWARD-LOOKING INFORMATION
This news release contains statements regarding the projected performance of Zions and its operations. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant risks and uncertainties. Factors that might cause such differences include, but are not limited to, the timing of closing proposed acquisitions and new operations being delayed or such acquisitions or activities being prohibited, competitive pressures among financial institutions increasing significantly, economic conditions, either nationally or locally in areas in which Zions conducts its operations, being less favorable than expected, legislation or regulatory changes which adversely affect the ability of the Company to conduct, or the accounting for, business combinations and new operations.




                              Exhibit 99.1, Page 3


                      ZIONS BANCORPORATION AND SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS
(UNAUDITED)

                                                           Three Months Ended                         Year Ended
                                                              December 31,                           December 31,
                                                 ------------------------------------------------------------------------------
(In thousands, except per share and ratio data)           1997         1996    % Change          1997         1996     % Change
                                                          ----         ----    --------          ----         ----     --------

EARNINGS
Taxable-equivalent net interest income            $     99,448     $ 81,732     21.68 %     $ 358,676    $ 296,372      21.02 %
Net interest income                                     97,652       79,472     22.88 %       351,799      289,166      21.66 %
Noninterest income                                      39,111       30,260     29.25 %       143,167      114,270      25.29 %
Provision for loan losses                                1,425        1,650    (13.64)%         6,175        4,640      33.08 %
Noninterest expense                                     87,937       64,531     36.27 %       301,218      235,272      28.03 %
Income before income taxes                              47,401       43,551      8.84 %       187,573      163,524      14.71 %
Income taxes                                            16,046       14,777      8.59 %        65,211       56,101      16.24 %
Net income                                              31,355       28,774      8.97 %       122,362      107,423      13.91 %

PER COMMON SHARE
Net income (diluted)                                       .48          .45      6.67 %          1.89         1.68      12.50 %
Dividends                                                  .12          .11      9.09 %           .47         .425      10.59 %
Book value                                                                                      10.25         8.72      17.55 %

SELECTED RATIOS
Return on average assets                                 1.24%        1.58%                     1.33%        1.55%
Return on average common equity                         18.32%       20.62%                    19.88%       20.95%
Efficiency ratio                                        63.47%       57.62%                    60.02%       57.29%
Net interest margin                                      4.39%        4.91%                     4.27%        4.68%

OPERATING CASH EARNINGS*
Taxable-equivalent net interest income            $     99,448     $ 81,732     21.68 %     $ 358,676    $ 296,372      21.02 %
Net interest income                                     97,652       79,472     22.88 %       351,799      289,166      21.66 %
Noninterest income                                      39,111       30,260     29.25 %       143,167      114,270      25.29 %
Provision for loan losses                                1,425        1,650    (13.64)%         6,175        4,640      33.08 %
Noninterest expense                                     83,696       63,731     31.33 %       292,651      232,421      25.91 %
Income before income taxes                              51,642       44,351     16.44 %       196,140      166,375      17.89 %
Income taxes                                            16,742       14,794     13.17 %        66,150       56,169      17.77 %
Net income                                              34,900       29,557     18.08 %       129,990      110,206      17.95 %

PER COMMON SHARE
Net income (diluted)                                       .54          .46     17.39 %          2.01         1.72      16.86 %
Dividends                                                  .12          .11      9.09 %           .47         .425      10.59 %
Book value                                                                                       7.76         8.01      (3.12)%

SELECTED RATIOS
Return on average assets                                 1.41%        1.64%                     1.43%        1.60%
Return on average common equity                         26.48%       23.06%                    25.34%       23.26%
Efficiency ratio                                        60.40%       56.91%                    58.32%       56.60%
Net interest margin                                      4.39%        4.91%                     4.27%        4.68%

* Before amortization of goodwill and core deposit intangible assets and merger charges.


                                         Exhibit 99.1, Page 4

                      ZIONS BANCORPORATION AND SUBSIDIARIES
                        FINANCIAL HIGHLIGHTS (CONTINUED)
(UNAUDITED)

                                                            Three Months Ended                          Year Ended
                                                               December 31,                            December 31,
                                                 ---------------------------------------- ---------------------------------------
(In thousands, except per share and ratio data)            1997          1996    % Change          1997         1996     % Change
                                                           ----          ----    --------          ----         ----     --------

AVERAGE BALANCES
Total assets                                        $10,000,545   $ 7,232,654      38.27%   $ 9,214,155  $ 6,914,213       33.26%
Investment securities                                 2,939,144     2,046,572      43.61%     2,575,295    1,977,875       30.21%
Net loans and leases                                  4,758,266     3,697,034      28.70%     4,341,675    3,432,347       26.49%
Goodwill and core deposit intangibles                   155,944        44,893     247.37%       102,484       38,863      163.71%
Total deposits                                        6,561,765     4,971,379      31.99%     5,783,370    4,731,899       22.22%
Shareholders' equity                                    678,898       554,910      22.34%       615,535      512,739       20.05%

Weighted average common and common-
     equivalent shares outstanding                   65,072,000    64,422,000       1.01%    64,629,000   63,930,000        1.09%

AT PERIOD END
Total assets                                                                                $ 9,521,803  $ 7,116,413       33.80%
Investment securities                                                                         2,789,496    1,983,643       40.62%
Net loans and leases                                                                          4,871,650    3,837,149       26.96%
Sold loans being serviced*                                                                    1,050,293      867,887       21.02%
Allowance for loan losses                                                                        80,481       76,803        4.79%
Goodwill and core deposit intangibles                                                           158,836       44,885      253.87%
Total deposits                                                                                6,854,462    5,119,692       33.88%
Shareholders' equity                                                                            655,460      554,610       18.18%

Common shares outstanding                                                                    63,962,100   63,620,928         .54%

Average equity to average assets                          6.79%         7.67%                     6.68%        7.42%
Common dividend payout                                   24.47%        22.52%                    23.20%       23.27%

Nonperforming assets                                                                             15,969       13,699       16.57%
Loans past due 90 days or more                                                                    9,944        3,563      179.09%
Nonperforming assets to net loans and leases,
     other real estate owned and other
     nonperforming assets at December 31                                                           .33%         .36%

*   Amount represents the outstanding  balance of loans and receivables sold and
    being  serviced  by  the  Company,   excluding   long-term   first  mortgage
    residential real estate loans.






                              Exhibit 99.1, Page 5